Exhibit 99.1

Supernus Announces Second Quarter 2020 Financial Results

•Total revenue of $126.7 million, including net product sales of $89.7 million for Trokendi XR®, $23.7 million for Oxtellar XR®, and $10.6 million for the acquired Parkinson’s disease (PD) products
•Operating earnings of $45.5 million
•Completed acquisition of CNS portfolio of US WorldMeds on June 9, 2020
•Executed a Development and Option Agreement with Navitor Pharmaceuticals, Inc. on SPN-820 (NV-5138)
•On track to launch SPN-812, if approved by the FDA, with shipments to the trade in December 2020
•Topline data for the Phase III SPN-812 trial in adult patients expected in first quarter 2021
•Updated full year 2020 financial guidance, reflecting acquisition of PD products as of June 9, 2020: net product sales ranging from $460 million to $500 million; operating earnings ranging from $90 million to $110 million.

ROCKVILLE, Md., August 18, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the second quarter of 2020 and associated Company developments.

Commercial Update

Second quarter 2020 net product sales of $124.0 million, 21% higher than the same period in 2019, driven by higher net product sales of Trokendi XR and Oxtellar XR and the addition of $10.6 million of net product sales from the acquired PD products. Net product sales of Trokendi XR and Oxtellar XR increased 11% compared to the same period in 2019 due to the beneficial impact of lower gross-to-net sales deductions in the second quarter of 2020, coupled with the price increase taken in January 2020. The year over year impact of volume, on an extended units basis (i.e., number of capsules/tablets), was neutral.

Net Product Sales ($ in millions)
	Q2 2020	Q2 2019	Change %
Trokendi XR	$89.7	$79.0	14%
Oxtellar XR	23.7	23.4	1%
APOKYN(1)	8.6	—	100%
XADAGO(1)	0.8	—	100%
MYOBLOC(1)	1.2	—	100%
Total	$124.0	$102.4	21%

1 Net product sales from June 9, 2020 to June 30, 2020

Corporate and Product Pipeline Update

SPN-812 - Novel non-stimulant for the treatment of ADHD in children and adults

•The Company continues to prepare for the commercial launch of SPN-812, with shipments to the trade in December 2020. The Company remains engaged with the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for the treatment of ADHD. The NDA Prescription Drug User Fee Act (PDUFA) target action date is November 8, 2020.

•Recruitment has resumed in the Phase III program in adult patients, after being put on hold in March 2020 due to the impact of the COVID-19 pandemic. The trial is expected to complete enrollment this year, with topline data expected in the first quarter of 2021.

SPN-830 (Apomorphine infusion pump) - continuous treatment of motor fluctuations (“on-off” episodes) in PD

•NDA submission is expected in the fourth quarter of 2020, with launch, if approved by the FDA, in the second half of 2021.

SPN-820 – novel first-in-class activator of mTORC1

•Preclinical and development activities are ongoing, with the initiation of the Phase II clinical program in patients with treatment-resistant depression targeted for the second half of 2021.

Operating Expenses

Second Quarter

Research and development (R&D) expenses in the second quarter of 2020 were $22.2 million, compared to $17.0 million in the same quarter last year. This increase was primarily due to the $10.0 million option fee paid to Navitor as part of the collaboration agreement for SPN-820, coupled with expenses incurred in the SPN-812 Phase III program for adults. Increased expenses were partially offset by reduced spending for the SPN-810 Phase III trials.

Selling, general and administrative (SG&A) expenses in the second quarter of 2020 were $48.1 million, compared to $39.8 million in the same quarter last year. This increase is primarily due to $7.4 million of expense associated with the transaction to acquire the CNS portfolio of US WorldMeds in the second quarter of 2020, partially offset by $3.1 million in PDUFA fee refund from the FDA.

Operating Earnings and Earnings Per Share

Operating earnings (GAAP) in the second quarter of 2020 were $45.5 million, compared to $42.6 million in the second quarter of 2019. The increase was primarily due to increased net product sales, partially offset by the aforementioned option fee paid to Navitor and acquisition-related expenses associated with the acquired PD products.

Net earnings (GAAP) in the second quarter of 2020 were $34.7 million, or $0.65 per diluted share, as compared to $32.7 million, or $0.61 per diluted share, in the same period last year. Net earnings (GAAP) were subject to a higher effective tax rate of 27% in the second quarter of 2020 relative to the second quarter of 2019, due to the aforementioned transaction-related expenses associated with the acquired PD products, which are partially tax deductible, and an increase in the number of states in which the Company pays income tax.

Weighted-average diluted common shares outstanding were approximately 53.6 million for the second quarter of 2020, as compared to approximately 53.9 million for the prior year period.

Balance Sheet Highlights

As of June 30, 2020, the Company had $733.5 million in cash, cash equivalents, marketable securities and long term marketable securities, compared to $938.8 million at December 31, 2019. During the first six months of 2020, inclusive of net changes in working capital, the Company generated $100.9 million of cash from operations. During the second quarter, the Company made cash payments of approximately $300 million for the acquired PD products, as well as the aforementioned $10.0 million fee paid to Navitor as part of the development and option agreement for SPN-820.

Financial Guidance

Guidance was suspended in May 2020 due to several factors: the uncertainty caused by the COVID-19 pandemic; the second quarter 2020 acquisition of the PD products; and the impact of the partnership with Navitor. The Company is now reinstating and updating full year 2020 financial guidance, which consists of the following components, inclusive of the impact of acquiring the PD products as of June 9, 2020:

•Net product sales to range from $460 million to $500 million, including approximately $80 million from the PD products.
•Gross margins of approximately 90%.
•R&D expenses of approximately $85 million.
•Selling, general and administrative expenses to range from $240 million to $250 million.
•Operating earnings (GAAP) to range from $90 million to $110 million, which includes amortization of intangible assets of approximately $15 million.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Senior Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, August 19, 2020.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	5175177
Conference Call Name:	Supernus Pharmaceuticals Second Quarter 2020 Earnings Conference Call
Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy; Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy; APOKYN® (apomorphine hydrochloride injection) for the acute treatment of hypomobility in advanced Parkinson’s disease (PD); MYOBLOC® (rimabotulinumtoxinB) for the treatment of cervical dystonia and treatment of chronic sialorrhea in adults; and XADAGO® (safinamide) as an adjunctive treatment to levodopa/carbidopa in PD patients with hypomobility. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD; apomorphine infusion pump for hypomobility in PD; SPN-820 for treatment-resistant depression; and SPN-817 for the treatment of epilepsy.

See full Prescribing Information for our products here: Trokendi XR, Oxtellar XR, APOKYN, MYOBLOC, and XADAGO.

APOKYN Pen and the apomorphine infusion pump product candidate licensed from Britannia Pharmaceuticals Limited.
XADAGO is licensed from Zambon S.p.A.
All trademarks are the property of their respective owners.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$210,975	$181,381
Marketable securities	163,839	165,692
Accounts receivable, net	126,559	87,332
Inventories, net	35,338	26,628
Prepaid expenses and other current assets	20,442	11,611
Total current assets	557,153	472,644
Long term marketable securities	358,673	591,773
Property and equipment, net	17,941	17,068
Operating lease assets	21,289	21,279
Finance lease asset	22,479	—
Intangible assets, net	408,272	24,840
Goodwill	88,095	—
Deferred income tax assets	—	32,063
Other assets	17,118	615
Total assets	$1,491,020	$1,160,282

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,515	$10,141
Accrued product returns and rebates	144,105	107,629
Accrued expenses and other current liabilities	58,818	34,305
Contingent consideration, current portion	23,500	—
Income taxes payable	25,052	2,443
Operating lease liabilities, current portion	3,560	2,825
Finance lease liability, current portion	4,201	—
Nonrecourse liability related to sale of future royalties, current portion	4,525	3,244
Total current liabilities	269,276	160,587
Convertible notes, net	353,349	345,170
Contingent consideration, long term	92,200	—
Nonrecourse liability related to sale of future royalties, long term	16,455	19,248
Operating lease liabilities, long term	30,108	30,440
Finance lease liability, long term	18,382	—
Deferred income tax liabilities	35,716	—
Other liabilities	9,560	9,409
Total liabilities	825,046	564,854

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 52,624,084 and 52,533,348 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	53	53
Additional paid-in capital	398,829	388,410
Accumulated other comprehensive earnings, net of tax	11,359	7,417
Retained earnings	255,733	199,548
Total stockholders’ equity	665,974	595,428

Total liabilities and stockholders’ equity	$1,491,020	$1,160,282

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
Net product sales	$123,984	$102,358	$216,474	$185,457
Royalty revenues	2,745	2,337	5,231	4,712
Total revenues	126,729	104,695	221,705	190,169

Costs and expenses
Cost of goods sold(a)	8,386	4,044	12,538	7,728
Research and development	22,247	16,970	41,184	32,364
Selling, general and administrative	48,103	39,777	89,717	79,439
Amortization of intangible assets	2,445	1,306	3,706	2,612

Total costs and expenses	81,181	62,097	147,145	122,143

Operating earnings	45,548	42,598	74,560	68,026

Other income (expense)
Interest income	4,151	5,448	9,726	10,137
Interest expense	(5,815)	(5,389)	(11,570)	(11,268)
Other income, net	3,326	89	3,528	90
Total other income (expense)	1,662	148	1,684	(1,041)

Earnings before income taxes	47,210	42,746	76,244	66,985

Income tax expense	12,543	10,019	20,059	15,918
Net earnings	$34,667	$32,727	$56,185	$51,067

Earnings per share
Basic	$0.66	$0.62	$1.07	$0.98
Diluted	$0.65	$0.61	$1.05	$0.95

Weighted-average shares outstanding
Basic	52,557,035	52,385,590	52,545,910	52,361,149
Diluted	53,645,828	53,912,977	53,611,418	53,947,834
___________________________________________
(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com